UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ALTIGEN COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALTIGEN COMMUNICATIONS, INC.

Notice of Annual Meeting of Stockholders
To Be Held on February 9, 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the Annual Meeting) of AltiGen Communications, Inc. (AltiGen), a Delaware corporation, will be held on February 9, 2006 at 10:00 a.m., local time, at  our principal executive offices, located at 4555 Cushing Parkway, Fremont, California 94538, for the following purposes:

1.     To elect two Class I directors to serve for a three-year term expiring on the date on which our Annual Meeting of Stockholders is held in 2009.

2.     To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm  for the fiscal year ending September 30, 2006.

3.     To transact such other business as may properly come before the Annual Meeting or at any and all adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record on the close of business on December 22, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

You are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the self-addressed, postage-prepaid envelope enclosed for that purpose. Your shares will be voted in accordance with the instructions you give on the proxy. You can attend the Annual Meeting and vote in person even if you have returned a proxy. Please note, however, that if your shares are held in street name by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain a proxy issued in your name from that holder.

By Order of the Board of Directors

Philip M. McDermott
Chief Financial Officer and Secretary
Fremont, California
December 30, 2005

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the self-addressed, enclosed envelope, which requires no postage if mailed in the United States.

ALTIGEN COMMUNICATIONS, INC.

PROXY STATEMENT

General

The enclosed proxy is solicited on behalf of the Board of Directors of AltiGen Communications, Inc. (AltiGen) for use at the Annual Meeting of Stockholders to be held on February 9, 2006 at 10:00 a.m., local time (the Annual Meeting), or at any and all adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive offices located at 4555 Cushing Parkway, Fremont, California 94538. Our telephone number is (510) 252-9712.

These proxy solicitation materials were mailed on or about January 12, 2006 to all stockholders of record entitled to vote at the Annual Meeting.

Record Date and Voting Securities

Only stockholders of record on the close of business on December 22, 2005 are entitled to notice of and to vote at the Annual Meeting. As of December 22, 2005, 14,902,501 shares of our Common Stock were issued and outstanding. No shares of our Preferred Stock were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use:

•       by delivering to our secretary a written notice of revocation;

•       by delivering to our secretary a duly executed proxy bearing a later date; or

•       by attending the Annual Meeting and voting in person.

Your presence at the Annual Meeting in and of itself is not sufficient to revoke your proxy.

Voting and Discretionary Voting

Properly executed proxies received prior to the meeting, and not subsequently  revoked, will be voted in accordance with the instructions on such  proxies. Where no instructions are given, proxies will be voted FOR the director nominees, described herein, FOR the ratification of the auditors, and with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

You are entitled to one vote for each share of Common Stock held on all matters presented at the Annual Meeting. You do not have the right to cumulate votes in the election of directors. Voting instructions are included on the proxy or voting instruction card.

Solicitation

This solicitation of proxies is made by the Board of Directors of AltiGen, and all costs associated with soliciting proxies will be borne by AltiGen. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting as of the record date. All shares represented at the meeting, whether in person or by a proxy, will be counted for the purpose of establishing a quorum.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions (including “withheld votes”), we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present and entitled to vote with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner, which we believe to be in accordance with Delaware law. Accordingly, abstentions will have the same effect as a vote against a proposal.

Under current Delaware case law, broker non-votes (i.e., the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but are not counted for purposes of determining the total number of shares present and entitled to vote with respect to a particular proposal on which the broker expressly has no instructions to vote. Accordingly, we intend to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable, but will not otherwise affect the outcome of the voting on a proposal.

Stockholder Nominations and Proposals

Our bylaws provide that nominations for the election of directors and business proposed to be brought before any stockholder meeting may be made by the Board of Directors or proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally if such nomination or proposed business is properly brought before the meeting. Any stockholder may nominate one or more persons for election as directors at a meeting or propose business to be brought before a meeting, or both, only if such stockholder has given timely notice in proper written form of its intent to make such nomination or nominations or to propose such business. To be timely for an upcoming annual meeting, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than one hundred twenty (120) calendar days prior to the date our proxy statement for the previous year’s annual meeting was first mailed to stockholders, plus one year; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made.

Deadlines for Submission of Stockholder Proposals or Nominations

Stockholders are entitled to present proposals for consideration at future stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission (SEC) and our bylaws.

Stockholders wishing to present a proposal or nomination at our 2007 Annual Stockholder Meeting must submit such proposal to us by September 1, 2006 in order to be considered timely and whether or not such proposal or nomination is intended to be included in our proxy for the 2007 Annual Stockholder Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Pursuant to our bylaws, our Board of Directors is divided into three classes. The directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. We currently have five directors divided among the three classes as follows: Class I—Kenneth Tai and Tacheng Chester Wang; Class II—Richard B. Black and Mike Mon Yen Tsai; and Class III—Gilbert Hu. The current term of the Class I directors expires at the Annual Meeting. Two Class I directors are to be elected at the Annual Meeting for a three-year term ending at the Annual Meeting in 2009 or when their successors are duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the two (2) Class I nominees named below. In the event that such nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the remaining members of the Board of Directors. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below and, in such event, the specific nominees to be voted for will be determined by the proxy holders. We are not aware of any nominees being unable or declining to serve as a director.

Vote Required

The two Class I nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEE LISTED BELOW.

The names of the directors, certain information about them and their ages as of September 30, 2005 are set forth below:

Name of Director	Age	Position or office held	Director Since	Term Expires
Nominees for Class I Director:
Kenneth Tai(1)(2)	55	Director	1998	2006
Tacheng Chester Wang(1)(2)	58	Director	2003	2006
Directors Whose Terms Continue:
Class II
Richard B. Black(1)(3)	72	Director	1999	2007
Mike Mon Yen Tsai(3)	55	Director	2004	2007
Class I
Gilbert Hu	48	President, Chief Executive Officer, Director	1994	2008

(1)          Member of the Audit Committee

(2)          Member of the Compensation Committee

(3)          Member of the Nominating and Corporate Governance Committee

Nominee for Class I Directors

Kenneth Tai.   Kenneth Tai has served as a director of AltiGen since April 1998. Since March 1996, Mr. Tai has been the chairman of InveStar Capital (Taiwan), Inc., a venture capital firm. Since April 1998, Mr. Tai also has served as the chairman of Digitimes Publication, Inc., a daily electronic newspaper reporting on technology issues in Taiwan. Mr. Tai received a B.S. in electrical engineering from the National Chiao Tung University in Taiwan and an M.B.A from Tamkang University in Taiwan.

Tacheng Chester Wang.   Tacheng Chester Wang has served as a director of AltiGen since October 2003. In April 2000, Mr. Wang co-founded Acorn Campus, LLC, a $100 million incubator/venture fund, where he currently serves as a general partner. Mr. Wang also is a founding member of Acorn Angels, an investor development support conglomerate. Prior to Acorn, from April 1984 to April 2000, Mr. Wang served as the chairman of Pacific Rim Financial Corp., a real estate development company. Mr. Wang received a B.S. in physics from Tsinghua University in Taiwan and a Ph.D. in physics from the University of Oregon.

Directors Whose Terms Continue

Class II Directors

Richard B. Black.   Richard B. Black has a served as a director of AltiGen since August 1999. Since April 2002, Mr. Black has served as the president and chief executive officer of ECRM, Inc, a world wide supplier of electronics laser-based imaging devices for the publishing and graphic art industries. From August 1983 to March 2002, Mr. Black served as the chairman of ECRM, Inc. From March 1999 to August 2003, Mr. Black served as the vice-chairman of Oak Technology, Inc., a supplier of semiconductor products to the personal computer and consumer electronics markets. Mr. Black also served as President of Oak Technology during the period from January 1998 to March 1999. Mr. Black serves on the board of directors of Alliance Fiber Optics Products, Inc. (“AFOP”), a manufacturer of a diversified line of fiber optics telecommunication products; GSI Group Inc. (“GSIG”), a manufacturer of laser scanning systems and precision motion control components; Applied Optoelectronics, Inc., a manufacturer of laser for CATV and telecommunications; and TREX Enterprises, a diversified technology company. Mr. Black received a B.S. in engineering from Texas A&M University, an M.B.A from Harvard University and an honorary Ph.D. from Beloit College.

Mike Mon Yen Tsai.   Mike Mon Yen Tsai has served as a director of AltiGen since July 2004. Since September 2005, Mr. Tsai has served as a chairman of UpperVision, Inc, a pioneer in enterprise security policy management software company. Since August 1995, Mr. Tsai also served as the chairman of Salutron, Inc., a consumer electronics company. From February 2004 to July 2004, Mr. Tsai served as the general manager and executive vice president of Verisity, an electronics design automation company. Prior to Verisity, from January 1997 to February 2004, Mr. Tsai served as the president and chief executive officer of Axis Systems, an electronics design automation company. Mr. Tsai is also active in investing in emerging growth companies as a general Partner with Acorn Venture Partners. Mr. Tsai received a Ph.D. from University of Illinois at Urbana-Champaign in Electrical Engineering.

Class III Director

Gilbert Hu.   Gilbert Hu founded AltiGen in 1994 and has served as our president, chief executive officer and a director since then. Mr. Hu received a B.S. in electrical engineering from National Chiao-Tung University in Taiwan and a M.S. in electrical engineering from Arizona State University.

Director Nomination

Criteria for Board Membership.   In selecting candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees.   The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director, provided such proposals meet the requirements described herein and in our Bylaws. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Deadlines for Submission of Stockholder Proposal or Nominations.” above.

Process for Identifying and Evaluating Nominees.   The Nominating and Corporate Governance Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director chooses not to stand for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the committee deems appropriate, a third-party search firm. The committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate. We have not paid any fees to any third party to assist in identifying or evaluating director candidates.

The committee will use a similar process to evaluate nominees recommended by stockholders. However, to date, the Company has not received a stockholder proposal to nominate a director.

Board Meetings and Committees

Our Board of Directors held a total of four meetings during the fiscal year ended September 30, 2005. The committees of the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no director attended fewer than 75% of the sum of the total number of meetings of the Board of Directors and the total number of meetings of the committees upon which that director served, held subsequent to his or her becoming a director or his or her appointment to such committee. The independent directors of the Board of Directors periodically meet separately in executive sessions to discuss corporate business. During the last fiscal year, one such executive session was held. While members of our Board of Directors are not required to attend our annual meeting of stockholders, they are encouraged to attend. Last year one Gilbert Hu attended our annual meeting.

We have written charters for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, a copy of each are available on our website, free of charge, at www.altigen.com. You can also obtain copies of the charters, free of charge, by writing to us at AltiGen Communications, Inc., 4555 Cushing Parkway, Fremont, CA 94538.

The Audit Committee currently consists of Messrs. Black, Wang and Tai. Each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards. Furthermore, Richard Black serves as our audit committee financial expert. The Audit Committee held four meetings during the last fiscal year. The Audit Committee is responsible for retaining our independent auditors, reviewing and discussing with management the results and scope of audit and other services provided by the independent auditors and reviewing the accounting principles and auditing practices and procedures to be used in our financial statements. The Board of Directors adopted an amended and restated charter for the Audit Committee in July 2004.

The Compensation Committee currently consists of Messrs. Wang and Tai. Messrs. Wang and Tai are considered “independent directors” as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards, as may be modified or supplemented to date. The Compensation Committee met four times in the last fiscal year. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of executive officers and other managerial employees. The Compensation Committee also reviews and approves option grants.

The Nominating and Corporate Governance Committee consists of Messrs. Black and Tsai. Messrs. Black and Tsai are considered “independent directors” as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards. The committee was formed in July 2004. The Committee met four times in fiscal year 2004. The Company did not have a nominating committee prior to such time. The supervising Board and committee’s responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors and self evaluations.

Communications With Directors

Stockholders or other interested parties may communicate with any director or committee of the Board by writing to them c/o Investor Relations, AltiGen Communications, Inc., 4555 Cushing Parkway, Fremont, CA 94538 or by sending an e-mail to ir@altigen.com or by calling the Investor Relations department at (510) 252-9712 ext. 413. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors will be referred to members of the Nominating and Corporate Governance Committee. All communications will be compiled by our Secretary and submitted to the Board of Directors or an individual director, as appropriate, on a periodic basis.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our Board of Directors or Compensation Committee.

Director Compensation

The directors receive $1,000 cash compensation for attending each meeting of the Board of Directors and an additional $1,000 for each committee meeting, and are reimbursed for their reasonable and necessary expenses associated with attendance of such meetings. In addition to the cash compensation described above, in November 2004, each non-employee directors was granted an option to purchase 20,000 shares of our Common Stock at $2.98 per share (the fair market value of our Common Stock as of the grant date) under the 1999 Stock Plan.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm to audit our financial statements for the fiscal year ending September 30, 2006 and recommends that the stockholders ratify this selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the total number of shares present and entitled to vote will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

Audit Fees

Deloitte & Touche LLP’s fees for professional services rendered in connection with the audit of our annual financial statements and the review of our financial statements included in our quarterly reports on Form 10-Q were approximately $255,000 and $205,000 for the fiscal years ended September 30, 2005 and 2004, respectively.

Audit-Related Fees

We did not engage Deloitte & Touche LLP to provide services related to the performance of the audit or review of AltiGen’s consolidated financial statements during the fiscal years ended September 30, 2005 and 2004.

Tax Fees

Deloitte & Touche LLP’s fees for tax compliance, tax advice, and tax planning totaled approximately $30,000 and $28,000 for the fiscal years ended September 30, 2005 and 2004, respectively. All these fees were pre-approved by our Audit Committee.

All Other Fees

We did not engage Deloitte & Touche LLP to provide advice regarding any other matters during the fiscal years ended September 30, 2005 and 2004.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth the compensation earned for services rendered to AltiGen in all capacities for the three most recently completed fiscal years by our Chief Executive Officer and the four other executive officers as of September 30, 2005. These individuals are referred to as the “Named Executive Officers” here and elsewhere in this proxy statement.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation			Securities
Name and Principal Position	Fiscal Year	Salary ($)		Bonus/ Commissions ($)	Underlying Options
Gilbert Hu	2005	$150,000		$91,527	80,000
President and Chief Executive Officer	2004	150,000		89,069	80,000
	2003	146,250	(1)	65,089	80,000
Philip M. McDermott	2005	150,000		54,092	60,000
Chief Financial Officer	2004	150,000		56,474	60,000
	2003	150,000		44,418	60,000
Shirley Tsyr-Yi Sun	2005	146,000		—	40,000
Vice President of Research & Development	2004	146,000		—	40,000
	2003	142,350	(1)	—	40,000
Simon Chouldjian	2005	132,000		—	30,000
Vice President of Hardware Engineering	2004	95,333	(2)	—	24,000
	2003	85,800	(1)(2)	—	20,000
Michael Plumer	2005	95,000		112,464	40,000
Vice President of Sales	2004	95,000		112,968	25,000
	2003	92,625	(1)	73,877	25,000

(1)          Certain salaries for the 2003 fiscal year reflect a temporary 10% reduction from Oct 1, 2002 to December 31, 2002 in lieu of an option to purchase our Common Stock at $0.93 per share (the fair market value as of the grant date).

(2)          Mr. Chouldjian’s salaries for the 2003 and the 2004 fiscal years are prorated to reflect his transition to a less than 40-hour work week beginning in January 1, 2002 to July 31, 2004.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in fiscal year 2005. The figures representing percentages of total options granted are based on an aggregate of 831,000 options granted by AltiGen during the fiscal year ended September 30, 2005 to employees, including the Named Executive Officers.

Also shown below is the potential realizable value over the term of the option. In accordance with the rules of the SEC, we based the calculation of the potential realizable value on the term of the option at its time of grant, and have assumed that:

•       the value of AltiGen’s stock at the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and

•       the option is exercised and sold on the last day of its term for the appreciated stock price.

These amounts are based on 5% and 10% assumed rates of appreciation and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock. The gains shown are net of the option exercise price but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of underlying shares of Common Stock. Unless otherwise indicated, the options in this table were granted under the 1999 Stock Plan, have 10-year terms, and vest over a period of four years. Twenty-five percent (25%) of the shares subject to each option will vest on the first anniversary of the vesting start date, and 1/48th of the shares subject to each option will vest each month thereafter. All of the options have exercise prices equal to the fair market value of our Common Stock on the date of grant.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees In Fiscal	Exercise Price Per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
Name	Granted (#)	Year 2005	($/share)	Date(1)	5%	10%
Gilbert Hu	80,000	9.62%	$2.98	11/12/14	$149,928	$379,948
Philip McDermott	60,000	7.22%	$2.98	11/12/14	112,446	284,961
Shirley Tsyr-Yi Sun	40,000	4.81%	$2.98	11/12/14	74,964	189,974
Simon Chouldjian	30,000	3.61%	$2.98	11/12/14	56,223	142,481
Michael Plumer	40,000	4.81%	$2.98	11/12/14	74,964	189,974

(1)          The options may terminate before their expiration dates if the optionee’s status as a service provider is terminated.

Aggregate Option Exercises in Last Fiscal Year

The following table summarizes the value of options held at September 30, 2005 by our Named Executive Officers. The value of unexercised in-the-money options at September 30, 2005 figures in the last two right-hand columns are based on the difference between $1.74, which is the closing price of our Common Stock as quoted on the Nasdaq Capital Market as of the close of business on September 30, 2005, and each option’s per-share exercise price, multiplied by the number of shares issued upon exercise of the option.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares	Value	Options at		In-the-Money Options at
	Acquired on	Realized	September 30, 2005 (#)		September 30, 2005 ($)
	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gilbert Hu	—	—	150,001	39,999	$149,701	$42,599
Philip M. McDermott	—	—	68,500	32,501	70,890	37,051
Shirley Tsyr-Yi Sun	—	—	136,854	11,666	129,670	13,299
Simon Chouldjian	—	—	82,080	5,834	106,038	6,651
Michael Plumer	—	—	78,748	8,125	81,261	9,271

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of AltiGen’s previous filings under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report on executive compensation shall not be incorporated by reference into any such filings, nor shall such report be incorporated by reference into any future filings.

Established in June 1999, the Compensation Committee is charged with the responsibility of reviewing all aspects of AltiGen’s executive compensation programs and administering AltiGen’s stock option plans. The Compensation Committee met four times in the fiscal year ended September 30, 2005.

The Compensation Committee consists of Kenneth Tai and Tacheng Chester Wang. The Board has determined that each member of the Compensation Committee is an “independent director” as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards, an outside director as such term is defined with respect to Section 162(m) of the Internal Revenue Code and is a non-employee director under Section 16(b) of the Securities Exchange Act of 1934. None of the committee members has ever served as an officer of AltiGen.

Compensation Philosophy

AltiGen’s executive compensation policies are designed to attract and retain qualified executives who will contribute to its long-term success, to reward executives for achieving AltiGen’s financial goals, and to align executive compensation and stockholder interests through equity-based plans. The Compensation Committee believes that strong financial performance, on a sustained basis, is the most certain avenue through which AltiGen can positively affect long-term stockholder return. Furthermore, the Compensation Committee believes that, in order to attract and retain the most qualified executives in the industry, AltiGen’s compensation policies must be competitive with other companies of comparable size and in similar industries and must reinforce strategic performance objectives through the use of incentive compensation programs. In order to provide incentives to executive officers, a portion of their annual compensation is paid as a bonus. The amount of the bonus for each person is determined on the basis of several indicators of corporate performance as outlined below.

Role of Compensation Committee

AltiGen’s compensation programs, including compensation arrangements and equity plans, are administered by the Compensation Committee. We have engaged an independent executive compensation consulting firm to assist us in discharging our responsibilities. Specifically, the Compensation Committee does the following:

•       Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and review and approve the level of compensation, including base salary, bonus, long-term incentive compensation, and any other benefits to be provided to the Chief Executive Officer based on this evaluation;

•       Review, make recommendations to the Board regarding, and approve, as appropriate, compensation for executive officers other than the Chief Executive Officer, each of whom are listed on the Summary Compensation Table appearing on page 10;

•       Review, make recommendations to the Board regarding, and approve, as appropriate, general compensation goals and guidelines for AltiGen’s employees; and

•       Act as the administrator and administer, within the authority delegated by the Board, AltiGen’s executive bonus plan and option plans.

Compensation Plans

The following are the key components of AltiGen’s executive officer compensation:

Base Compensation.   The Compensation Committee believes that executive salaries must be sufficiently competitive to attract and retain key executives. Base pay and annual increases are determined (A) primarily through an analysis of each individual’s salary and total target compensation relative to salaries for similar positions within AltiGen and at peer companies, and (B) to a lesser extent, through a subjective analysis of each individual’s contributions to AltiGen’s success.

Bonus.   AltiGen’s executive bonus plan provides for incentive compensation to some but not all of its executive officers and other key employees and will be determined by a percentage of AltiGen’s revenue or accounts receivable collected. Individual performance is measured based on goals related to each person’s function within the organization. Bonuses generally are awarded to executives if AltiGen meets or exceeds prescribed revenue and account receivable objectives. If AltiGen fails to meet these objectives, awards may be significantly reduced or even eliminated if minimum thresholds are not achieved. Conversely, if AltiGen overachieves these objectives, awards may be significantly increased above target thresholds. In 2005, the Compensation Committee established a total 2005 target incentive bonus amount (“Target Bonus”) for three of AltiGen’s executive officers (including the CEO). The Target Bonus ranged from 0.40% to 0.80% of each participating executive’s base salary. The Compensation Committee used AltiGen’s historical data to determine and award bonuses. Bonus pay ranges from monthly to quarterly. Bonus targets are established annually.

Long-Term Incentive Compensation.   AltiGen’s option plans provide for long-term incentive compensation for employees of AltiGen, including executive officers. These awards give employees an equity interest in AltiGen, thereby aligning the interests of executive officers and stockholders and providing incentives to maximize stockholder value The options generally vest over multiple years and have a per share exercise price equal to the fair market value of AltiGen’s stock on the grant date. The number of options the Compensation Committee grants to each officer and each option’s vesting schedule are determined based on a variety of factors, including (1) the executive’s position at AltiGen, (2) his or her individual performance, and (3) other factors, including independent equity compensation survey data.

Compensation of Chief Executive Officer

Base Salary:   Mr. Hu’s annual salary was $150,000 for fiscal years 2005 and 2004. The Compensation Committee assessed Mr. Hu’s performance and historical salary data to determine Mr. Hu’s base salary.

Annual Incentive (Bonus):   Mr. Hu’s cash bonus for 2005 of $91,527 was determined with reference to the performance of AltiGen and certain individual goals related to Mr. Hu’s function.

Long-Term Incentive Awards:   In November 2004, Mr Hu was granted stock options of 80,000 shares of our Common Stock at a price of $2.98 per share, which was the fair market value of our Common Stock on the date of grant. Twenty-five percent (25%) of the shares subject to the option will vest on the first anniversary of the vesting start date, and 1/48th of the shares subject to the option will vest each month after. The option becomes fully exercisable four years from the date of grant and will expire ten years after the date of grant. In determining the number of shares subject to the option grant awarded to Mr. Hu, the Compensation Committee considered, without placing specific weight on any one factor, the performance of AltiGen and relative total stockholder return, the value of such awards granted to other chief executive officers in the Nasdaq Telecommunications Index and in similar industries, and the number of stock options and common stock units granted in prior years.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, AltiGen generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). AltiGen’s executive bonus plan and stock option plans permit the Compensation Committee to pay compensation that is “performance-based” and thus fully tax-deductible by AltiGen. The Compensation Committee currently intends to continue seeking a tax deduction for all of AltiGen’s executive compensation, to the extent we determine it is in the best interests of AltiGen. The Compensation Committee believes that the total compensation paid by AltiGen will not affect the tax deductions available to it with respect to the compensation of any of its executive officers. The Compensation Committee believes that the total compensation paid by AltiGen will not affect the tax deductions available to it with respect to the compensation of any of its executive officers.

The Compensation Committee
Kenneth Tai
Tacheng Chester Wang

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the AltiGen’s audited financial statements for the fiscal year ended September 30, 2005. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that AltiGen specifically incorporates such information by reference into such filing.

Established in June 1999, the Audit Committee makes recommendations to the Board of Directors regarding the selection of the independent registered public accounting firm reviews and discusses with management the results and scope of audit and other services provided by the independent registered public accounting firm and reviews the accounting principles and auditing practices and procedures to be used in AltiGen’s financial statements. Each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the National Association of Securities Dealers’ listing standards. Richard Black serves as our audit committee financial expert.

Audited Financial Statements

The Audit Committee has reviewed and discussed with management the audited financial statements prepared for the fiscal year ended September 30, 2005. In addition, the Audit Committee discussed the audited financials with Deloitte & Touche LLP, AltiGen’s independent registered public accounting firm for the last fiscal year, including such items required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU§ 380) requirements. The Audit Committee has also received a letter and other written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as may be modified or supplemented and has discussed with Deloitte and Touche LLP, the independence of AltiGen’s independent accountants.

Based on the review and discussions described above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements for the last fiscal year be included in AltiGen’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

The Audit Committee
Richard B. Black
Kenneth Tai
Tacheng Chester Wang

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for the our stock for the period beginning September 30, 2000 and ending on September 30, 2005 to the cumulative return over such period of (i) The Nasdaq National Market Composite Index and (ii) the Nasdaq Telecommunications Index. The graph assumes that $100 was invested on September 30, 2000 in our Common Stock and in each of the comparative indices, assuming the reinvestment of any dividends. The graph further assumes that such amount was initially invested in our Common Stock at a per share price of $10, the price at which we first offered such stock to the public on the date of our initial public offering. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	Cumulative Total Return
	9/00	9/01	9/02	9/03	9/04	9/05
AltiGen Communications, Inc	100.00	20.30	10.98	71.39	59.93	41.55
Nasdaq Stock Market	100.00	40.72	32.86	50.65	53.68	60.97
Nasdaq Telecommunications Index	100.00	34.30	19.98	33.98	33.21	41.36

COMPARASION OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ALTIGEN COMMUNICATION, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

*                    $100 invested on 9/30/00 in stock or index-
including reinvestment of dividends.
Fiscal year ending September 30.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of November 18, 2005. The table shows ownership by:

•       each person or entity known to us to beneficially own five percent (5%) or more of the shares of our outstanding stock;

•       each of our directors;

•       each of our Named Executive Officers;

•       each nominee for director, if such person is not currently a director or executive officer; and

•       all of our directors, executive officers, and director nominees as a group.

This information is based on information received from or on behalf of the named individuals. The column entitled “Options” consists of shares of common stock subject to options exercisable or currently exercisable within 60 days of November 18, 2005, which are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options. As of November 18, 2005, AltiGen had 14,874,733 shares outstanding.

Unless otherwise indicated, the principal address of each of the stockholders below is: c/o AltiGen Communications, Inc., 4555 Cushing Parkway, Fremont, California 94538. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Options	Percentage of Shares Beneficially Owned
Directors and Executive Officers
Gilbert Hu(1)	1,397,217	380,000	9.4%
Kenneth Tai(2)	900,389	60,572	6.1%
Shirley Tsyr-Yi Sun	12,552	293,465	*
Philip McDermott	7,871	289,371	*
Simon Chouldjian	4,900	208,736	*
Michael Plumer	12,443	150,863	*
Richard B. Black	5,000	74,739	*
Tacheng Chester Wang	—	30,833	*
Mike Mon Yen Tsai	—	12,916	*
All directors and executive officers as a group (9 persons)	2,340,372	1,501,495	15.50%

*                    Less than 1%

(1)          Includes 11,978 shares registered in the name of Mr. Hu’s wife May Kuei-Rong Hu, 30,000 shares registered in the name of Mr. Hu’s daughter, Michelle Hu, and 99,841 shares registered in the name of Mr. Hu’s daughter, Stephanie Hu.

(2)          Includes shares held by the following affiliated entities: 598,927 shares registered in the name of InveStar Burgeon Venture Capital, Inc.; 99,821 shares registered in the name of InveStar Dayspring Venture Capital, Inc.; 99,821 shares registered in the name of InveStar Excelsus Venture Capital (Int’l) Inc., LDC; and 99,820 shares registered in the name of Forefront Venture Partners, L.P. Mr. Tai is a general partner of all of the above entities and disclaims beneficial ownership of the securities held by the entities except for his proportional interest in the entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Contract with Philip McDermott

In June 1999, we entered into an employment agreement with Philip McDermott, our chief financial officer. Mr. McDermott holds options for 371,871 shares of our Common Stock as of November 18, 2005. The agreement provides that, in the event of a change of control of AltiGen immediately after which Mr. McDermott no longer holds the title and responsibilities of chief financial officer (or a position of similar title and responsibilities), all of his options immediately will vest and become exercisable.

10b5-1 Trading Plan

Gilbert Hu currently has a 10b5-1 trading plan in place.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires AltiGen’s executive officers, directors and persons who own more than 10% of AltiGen’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide AltiGen with copies of all Section 16(a) forms that they file. Based solely on AltiGen’s review of these forms and written representations from the executive officers and directors, AltiGen believes that all Section 16(a) filing requirements were met during fiscal year 2005.

OTHER MATTERS

We do not know of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, or at any and all adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Philip M. McDermott
Chief Financial Officer and Secretary
Dated: December 30, 2005

PROXY

ALTIGEN COMMUNICATIONS, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AltiGen Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Gilbert Hu and Philip McDermott, or either of them, as attorney-in-fact, each with full power, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of AltiGen Communications, Inc. to be held on February 9, 2006, at 10:00 am. local time, at the Company’s principal executive offices, located at 4555 Cushing Parkway, Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the specified nominee as director, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and as said proxies deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please mark	#AGE
votes as in
this example.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEE AS DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THIS MEETING.

1.				To elect two (2) directors to serve a term of three years and hold office until his respective successor has been elected and qualified or until his earlier resignation or removal.			FOR	AGAINST	ABSTAIN
					2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2006.	☐	☐	☐
Nominee:	Kenneth Tai
Tacheng Chester Wang

	FOR	☐	☐	WITHHELD
	ALL			FROM ALL
	NOMINEES			NOMINEES

☐					In their discretion, upon such other matter or matters as may properly come before the meeting and any postponement or adjournment thereof.

For all nominee(s) except as noted above
☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:			Date:		Signature:		Date:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.